WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE>              5
                       1,000

Period type                   12 mos                              12 mos
Fiscal year end               Dec 31, 1996                        Dec. 31, 1995
Period start                  Jan 1, 1996                         Jan 1, 1995
Period end                    Dec 31, 1996                        Dec. 31, 1995
Sales                         366,447                             331,435
Total Revenue                 366,447                             331,435
CGS                           286,254                             257,809
Total costs                   286,254                             257,809
Other expenses                71,536                              66,116
Loss provision                0                                   0
Interest expense              (845)                               (743)
Income pre tax                11,311                              8,307
Income tax                    4,411                               3,323
Income continuing             6,900                               4,984
Discontinued                  (2,264)                             (315)
Extraordinary                 0                                   0
Changes                       0                                   0
Net income                    4,636                               4,669
EPS basic                     .44                                 .45
EPS diluted                   .44                                 .45